Exhibit 99.2

Contact:
Tripp Sullivan
SCR Partners
(615) 760-1104
TSullivan@scr-ir.com

Plymouth Industrial REIT Announces a $75 Million Strategic Investment

from Madison International Realty

BOSTON—(November 27, 2018) Plymouth Industrial REIT, Inc. (the “Company”) (NYSE American: PLYM) today announced a strategic investment by an affiliate of Madison International Realty Holdings, LLC (“Madison”). The Company has agreed to sell Madison 4,411,764 shares of its Series B Convertible Redeemable Preferred Stock at a price of $17.00 per share, or $75.0 million aggregate consideration, in a private placement that is expected to close, subject to customary closing conditions and the closing of a portfolio acquisition in Jacksonville, in mid-December 2018.

The Company expects to use the anticipated net proceeds from the private placement to repay a $31.2 million term loan with KeyBank that bears interest at a rate of 700 basis points over LIBOR and matures in August 2021; to partially fund the expected purchase of a 1.1 million-square-foot light industrial and flex portfolio in Jacksonville for $97.1 million; and for working capital and other corporate expenses, including closing costs.

The shares of Series B Convertible Redeemable Preferred Stock are convertible into shares of the Company’s common stock, at the option of the holders, commencing on January 1, 2022. Prior to the receipt of stockholder approval, such conversion into shares of common stock is limited to the aggregate of the 19.99% limit under applicable NYSE American rules.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “In our efforts to source attractive long-term capital, we have been able to partner with an experienced institutional real estate investor who understands the significant growth opportunities available to us. Madison also recognizes the inherent value we have created in our platform and the clear benefit to our cash flows in 2019 through accretive deployment of capital for both new growth opportunities such as the Jacksonville acquisition and the payoff of our last remaining high-coupon debt. This transaction will result in a vastly improved balance sheet poised for long-term growth.”

Ronald Dickerman, President of Madison International Realty, said, “We have been impressed with the depth of the Plymouth team and their experience and positioning in highly attractive industrial markets. Madison toured the majority of Plymouth’s properties, including the portfolio under contract in Jacksonville, and we are confident this strategic investment is transformative to Plymouth’s growth trajectory and balance sheet. We believe Plymouth fits well with our investment strategy and is a compelling play in the desirable industrial sector.”

The annual cash dividend on each share of Series B Convertible Redeemable Preferred Stock is 3.25%, or $0.5525 per share, for the period from the closing of the private placement through December 31, 2019, and is payable when, as and if declared by the Company’s Board of Directors, quarterly in cash on January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2019. The annual cash rate increases to 3.50% in year two; 3.75% in year three; 4.00% in year four; 6.50% in year five; and 12.00% in year six. As noted below, the liquidation preference of Series B Convertible Redeemable Preferred Stock accretes at a higher annual internal rate or return.

The shares of Series B Convertible Redeemable Preferred Stock have a liquidation preference in an amount per share equal to the greater of (i) an amount necessary for the holders to receive a 12% annual internal rate of return on the issue price of $17.00 and (ii) $21.89, subject to adjustment, plus accrued and unpaid dividends. Concurrently with the closing of the private placement, the Company and Madison will enter into an agreement requiring the Company to file a registration statement with the Securities and Exchange Commission to register for resale the shares of the Company’s common stock issuable upon the conversion of the Series B Convertible Redeemable Preferred Stock on or before the date that is 60 days prior to the third anniversary of the closing, the date on which the Series B Preferred Stock.

Sandler O’Neill + Partners served as an advisor to the Company on the strategic investment.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, or shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Plymouth

Plymouth Industrial REIT, Inc. is a vertically integrated and self-managed real estate investment trust focused on the acquisition and operation of single and multi-tenant industrial properties located in secondary and select primary markets across the United States. The Company seeks to acquire properties that provide income and growth that enable the Company to leverage its real estate operating expertise to enhance shareholder value through active asset management, prudent property re-positioning and disciplined capital deployment.

About Madison International Realty

Madison International Realty (www.madisonint.com) is a leading liquidity provider to real estate investors worldwide. Madison provides joint venture and preferred equity capital for real estate owners and investors that are looking to de-lever their properties; seek an exit strategy; or where existing sponsors seek to sell a portion of their ownership position. The firm provides equity for recapitalizations, partner buyouts and capital infusions; and acquires joint venture, limited partner and co-investment interests as principals. Madison focuses solely on existing properties and portfolios in the U.S., U.K., and Western Europe. Madison has offices in New York, London and Frankfurt, Germany, where the firm operates under the name of Madison International Realty GmbH.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and of Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding the expected use of proceeds from the offering and management's plans, objectives and strategies, constitute forward-looking statements. The Company can provide no assurances that the net proceeds from the offering will be used as indicated. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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